Exhibit 18

PREFERABILTY LETTER REGARDING LIFO TO FIFO CHANGE IN INVENTORY ACCOUNTING

eOn Communications Corporation
4105 Royal Drive NW
Kennesaw, GA 30144

We have audited the consolidated financial statements of eOn Communications Corporation as of July 31, 2002 and 2001, and for each of the three years in the period ended July 31, 2002, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated August 29, 2002, which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and an explanatory paragraph concerning a change in accounting policy for certain inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method. Note              to such consolidated financial statements contains a description of your adoption during the year ended July 31, 2002 of the change in accounting policy for certain inventories. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 29, 2002